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                                                          (EXHIBIT 5 TO S-4)





                                    March 16, 1998



Indiana United Bancorp
201 North Broadway
Greensburg, IN  47240

Gentlemen:

     Reference is made to the Registration Statement on Form S-4   (the
"Registration Statement") being filed by Indiana United Bancorp, an Indiana corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the "Securities Act"), relating to the registration of 1,136,417 Common Shares of the Company, without par value ("Company Common Stock"), issuable in connection with a merger (the "Merger") of P.T.C. Bancorp ("PTC") into the Company as provided in the Agreement and Plan of Merger dated as of October 8, 1997 between the Company and PTC, as amended (the "Merger Agreement"). As a result of the Merger, holders of common stock of PTC will receive Company Common Stock in exchange for their shares of PTC Common Stock as set forth in the Merger Agreement.

     I am familiar with the proceedings to date with respect to the proposed issuance of Company Common Stock and the Merger and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact as I consider relevant, that are necessary as a basis for this opinion.

     Based on the foregoing, it is my opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Indiana; and

     2. The Company Common Stock to be issued in the Merger will be legally issued, fully paid and nonassessable when: (i) the Registration Statement shall have become effective under the Securities Act, (ii) the Merger shall have become effective and (iii) certificates representing such Company Common Shares shall have been duly executed, countersigned and registered and duly delivered in accordance with the Merger Agreement. In rendering the opinion in this paragraph 2., I have assumed without investigation that the Common Stock of PTC outstanding at the time of effectiveness of the Merger is legally issued, fully paid and nonassessable.

     3. Upon the filing of articles of merger with, and the acceptance by, the Indiana Secretary of State, the Merger will constitute a "merger" under the Indiana Business Corporation Law.


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Indiana United Bancorp
March 16, 1998
Page 2

     I hereby consent to the reference to me under the heading "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   /s/David W. Harper
                                   David W. Harper




DWH/pgf